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                                                                   EXHIBIT 23(b)


        CONSENT OF HOULIHAN LOKEY HOWARD & ZUKIN FINANCIAL ADVISORS, INC.

     We consent to the incorporation by reference in Registration Statement No. 333-67696 on Form S-4; Registration Statement Nos. 333-67698 and 333-71764 on Form S-8 and Registration Statement No. 333-37117 on Form S-3 of Science Applications International Corporation and any amendments thereto and any later filed Registration Statements to which this Annual Report on Form 10-K of Science Applications International Corporation for the year ended January 31, 2002 is incorporated by reference to the references to our firm as the appraisal firm retained by the Board of Directors of Science Applications International Corporation and the Retirement Committee of the Company's retirement plans which are included in this report.

HOULIHAN LOKEY HOWARD & ZUKIN FINANCIAL ADVISORS, INC.

Los Angeles, California
April 12, 2002